Exhibit 10.14

PURCHASE AGREEMENT

CONGRESS CENTER
CHICAGO, ILLINOIS

SELLER:

CONGRESS CENTER, L.L.C.,
a Delaware limited liability company

BUYER:

TRIPLE NET PROPERTIES, LLC
a Virginia limited liability company

October 10th, 2002

TABLE OF CONTENTS

R E C I T A L S			1

1.		PURCHASE AND SALE	1

2.		PURCHASE PRICE	1

3.		PAYMENT OF PURCHASE PRICE	2

	A.	DEPOSIT	2
	A.	CLOSING PAYMENT	2
	A.	REMEDIES, LIQUIDATED DAMAGES	2

4.		TITLE	3

	A.	TITLE REPORT	3
	B.	TITLE CONTINGENCY	4

5.		DUE DILIGENCE CONTINGENCY	4

6.		CLOSING	6

	A.	ESCROW	6
		(1) By Seller	6
		(2) By Buyer	7
	B.	CONDITIONS TO CLOSING; DELIVERY TO PARTIES	7
	C.	CLOSING COSTS	7
	D.	PRORATIONS	8
		(1) Items to be Prorated	8
		(1) Security Deposits; Prepaid Rents	10
		(3) Leasing Costs	10
		(4) Calculation; Reproration	11
		(5) Items Not Prorated	11
		(6) Indemnification	12
		(7) Survival	12

7.		DESTRUCTION/CONDEMNATION OF PROPERTY	12

8.		REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS	12

	A.	REPRESENTATIONS AND WARRANTIES OF SELLER	12
		(1) Authority	12
		(2) Due Execution	13
		(3) Enforceability	13
		(4) No Bankruptcy or Dissolution	13
		(5) Defaults under the Ground Lease	13
		(6) Litigation	13

i

		(7)	Compliance	13
		(8)	Service Contracts	14
		(9)	Knowledge	14
	B.	REPRESENTATIONS AND WARRANTIES OF BUYER		14
		(1)	Authority	14
		(2)	Due Execution	14
		(3)	Enforceability	14
		(4)	No Bankruptcy/Dissolution Event	14
		(5)	Condition of Property	14
	C.	SURVIVAL		14
	D.	KNOWLEDGE AS A DEFENSE		15
	E.	CERTAIN LIMITATIONS		15
	F.	CERTAIN INTERIM COVENANTS OF SELLER		15
		(1)	Property Maintenance	15
		(2)	Service Contracts and Agreements	15
		(3)	Tenant Leases	16
		(4)	Approval Standard	17
		(5)	Tenant Estoppels	17

9.		DISCLAIMER AND RELEASE		18

	A	DISCLAIMER		18
		(1)	AS-IS, WHERE-IS	18
		(2)	SOPHISCATION OF BUYER	19
		(3)	INTERIM/PASSIVE OWNER	19
		(4)	DUE DILIGENCE MATERIALS	19
	B.	RELEASE		19
	C.	SURVIVAL		20

10.		CONDITIONS TO CLOSING		21

	A	SELLER’S CONDITIONS TO CLOSING		21
		(1)	Performance by Buyer	21
		(2)	No Bankruptcy or Dissolution	21
	B.	BUYER’S CONDITIONS TO CLOSING		21
		(1)	Performance by Seller	21
		(2)	No Bankruptcy or Discussion	21
		(3)	Estoppel Certficates	21

11.		MISCELLANEOUS		23

	A.	BROKERAGE ISSUES		23
		(1)	Generally	23
		(2)	Broker’s Commission	23
	B.	LIMITATION OF LIABILITY		24
	C.	SUCCESSORS AND ASSIGNS		24
	D.	NOTICES		24
	E.	LEGAL COSTS		26
	F.	CONFIDENTIALITY		26

G.	FURTHER INSTRUMENTS		27
H.	MATTERS OF CONSTRUCTION		27
	(1)	Incorporation of Exhibits	27
	(2)	Entire Agreement	27
	(3)	Time of the Essence	27
	(4)	Non-Business Days	27
	(5)	Severability	27
	(6)	Interpretation	27
	(7)	No Waiver	28
	(8)	Consents and Approvals	28
	(9)	Governing Law	28
	(10)	Third Party Beneficiaries	28
	(11)	Amendments	28
	(12)	Survival	28
I.	BACK-UP OFFERS		28
J.	BUYER’S DELIVERY OF CERTAIN INFORMATION		28
K.	POST CLOSING ACCESS		29
L.	INDEMNIFICATION OBLIGATIONS		29
M.	JURISDICTION; VENUE		30
N.	WAIVER OF TRIAL BY JURY		30
O.	NO RECORDATION		30
P.	COUNTERPARTS		30

EXHIBIT LIST

EXHIBIT LIST

Exhibit A	–	Description of Land

Exhibit B	–	Inventory of Tangible Personal Property

Exhibit C	–	Form of Deposit Escrow Agreement

Exhibit D	–	Property Documents

Exhibit E	–	Form of Deed

Exhibit F	–	Form of Bill of Sale, Assignment and Assumption

Exhibit G	–	Form of Certificate of “Non-Foreign” Status

Exhibit H	–	Form of Notice to Tenants

Exhibit I	–	Rent Roll

Exhibit J	–	Exceptions to Seller’s Representations and Warranties

Exhibit K	–	List of Service Contracts

Exhibit L	–	Form of Estoppel Certificate

PURCHASE AGREEMENT

CONGRESS CENTER
CHICAGO, ILLINOIS

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of October     , 2002 (the “Effective Date”), by and between CONGRESS CENTER, L.L.C. a Delaware limited liability company (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”).

R E C I T A L S

The property which is the subject of this Agreement consists of an office building located in Chicago, Illinois, commonly known as “Congress Center.”

Buyer desires to purchase, and Seller desires to sell, the Property (as defined below), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective promises contained in this Agreement, Buyer and Seller agree as follows:

A G R E E M E N T S

1.   Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Property”): (A) the land (the “Land”) located at 525 West Van Buren Street, Chicago, Illinois, as more particularly described in Exhibit A; (B) all improvements, structures and fixtures located upon the Land (the “Improvements”); (C) all tangible personal property (the “Personal Property”) located on and used solely in connection with the Improvements and described in Exhibit B; (D) the interest of the landlord in and to all leases of space, including lease guaranties, of all or any portion of the Improvements (the “Tenant Leases”); (E) the interest of Seller in that certain agreement (the “Parking Agreement”) captioned “PARKING AGREEMENT,” dated as of April 30, 2001, between Protected Parking Inc. and Seller; and (F) to the extent assignable without the consent of third parties, the name “Congress Center” and all contracts, agreements, permits, licenses, warranties, plans and specifications held solely for use in connection with all or any portion of the Improvements or the Personal Property (the “Intangible Property”).

2.   Purchase Price. The purchase price for the Property shall be One Hundred Thirty-Six Million One Hundred Eight Thousand and No/100 Dollars ($136,108,000.00) (the “Purchase Price”).

3.   Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer as follows:

  A.   Deposit. Buyer will deliver to Near North National Title Corporation, 222 North LaSalle Street, Chicago, Illinois 60601 (the “Title Company”), not later than one (1) business day following the execution of this Agreement by Buyer and Seller and as a condition to its effectiveness, a cashier’s check or wire transfer of immediately available federal funds, in the amount of Eight Million and No/100 Dollars ($8,000,000.00). This sum, together with the interest earned on such amount while in Title Company’s possession, are referred to collectively in this Agreement as the “Deposit.” The Deposit shall be held by Title Company in accordance with the terms of Paragraph 3C below and the terms of a separate escrow agreement in the form of Exhibit C dated as of the date hereof by and among Buyer, Seller and Title Company (the “EscrowAgreement”).

  B.   Closing Payment. The balance of the Purchase Price, as adjusted by the prorations and credits specified in this Agreement, shall be paid to the San Bemardino, California office of Chicago Title Insurance Company (“Chicago Title”), working in conjunction with the Title Company, by wire transfer of immediately available federal funds on or before 2:00 p.m. Central Time on January 8, 2003 (the “Closing Date”). The amount to be paid under this subparagraph B is referred to in this Agreement as the “Closing Payment.” Buyer acknowledges that the delivery to Seller of the Purchase Price, as adjusted by the prorations and credits specified in this Agreement, on the Closing Date is material to Seller and, if the timing of delivery of the Closing Payment to Chicago Title precludes or impairs the delivery to Seller of the Purchase Price, as adjusted, prior to 4:00 p.m. Central Time on the Closing Date, then the Closing Date shall occur on the immediately following business day and the prorations shall be calculated as of midnight on the Closing Date (as opposed to midnight preceding the Closing Date).

  C.   REMEDIES, LIQUIDATED DAMAGES. IF THE CLOSING DOES NOT OCCUR DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE TITLE COMPANY’S DELIVERY OF THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT (SUBJECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH, BY THEIR EXPRESS TERMS, SURVIVE A TERMINATION OF THIS AGREEMENT). SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAW. IF THE CLOSING DOES NOT OCCUR FOR ANY REASON OTHER THAN BUYER’S DEFAULT UNDER THIS AGREEMENT, THEN THIS AGREEMENT SHALL TERMINATE AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO EACH OTHER HEREUNDER, EXCEPT FOR (1) THE RIGHT OF BUYER TO THE RETURN OF THE DEPOSIT, (2) THOSE PROVISIONS OF THIS AGREEMENT WHICH, BY THEIR EXPRESS TERMS, SURVIVE A TERMINATION OF THIS AGREEMENT, AND (3) IF THE CLOSING FAILS TO OCCUR SOLELY BECAUSE OF SELLER’S DEFAULT, THEN, BUYER, AS ITS

SOLE AND EXCLUSIVE REMEDY MAY EITHER (A) RECOVER THE DEPOSIT OR (B) BRING AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT (BUYER WAIVES ANY RIGHT TO RECORD A LIS PENDENS AGAINST THE PROPERTY). IF THE CLOSING OCCURS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, SELLER SHALL APPLY THE DEPOSIT AS A CREDIT TOWARD THE PURCHASE PRICE. THIS PARAGRAPH 3C SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND NOTHING IN THIS PARAGRAPH 3C IS INTENDED TO LIMIT THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER PARAGRAPH 11E.

BUYER’S INITIALS	SELLER’S INITIALS

4.   Title.

  A.   Title Report. Seller has ordered and delivered to Buyer (1) a title insurance commitment covering the Property from the Title Company; and (2) to the extent available, legible copies of the documents evidencing the exceptions to title stated therein (collectively, the “Title Report”). Seller has also provided to Buyer a copy of the survey in Seller’s possession covering the Land and Improvements, as well as an update of the survey previously delivered to Buyer by Seller or a new survey of the Property complying with ALTA/ACSM standards (collectively, the “Survey”). Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves the exceptions to title shown on the Title Report or the matters disclosed by the Survey, stating the exceptions so disapproved, not later five business (5) days after the Effective Date, Buyer shall be conclusively deemed to have approved the Survey and the Title Report. If Buyer has provided a Title Disapproval Notice to Seller, Seller may provide notice (a “Response Notice”) to Buyer, not later than five (5) business days after its receipt of any Title Disapproval Notice indicating whether or not, on or before the Closing Date, Seller will (i) remove any such disapproved exceptions or cause the Title Company to issue an endorsement affirmatively insuring against such exceptions or matters in a form reasonably acceptable to Buyer at no cost or expense to Buyer (other than instruments executed or assumed by Seller that secure monetary obligations and any real property taxes which will be past due as of the Closing Date, all of which Seller shall be obligated to remove or cause the Title Company to insure over), and (ii) correct any disapproved Survey matter. If Seller has provided a Response Notice to Buyer stating that Seller will not remove or cause the Title Company to insure over any such disapproved exception, or correct any disapproved Survey matter or if Seller has not provided a Response Notice to Buyer, then, Buyer will have the right, which it may elect not later than the expiration of the Due Diligence Period, either to waive Buyer’s objection to such disapproved exception or Survey matter, or to terminate this Agreement. In the event of any such termination, the Deposit shall be promptly delivered by the Title Company to Buyer, and the parties shall have no further obligations or liabilities hereunder (except for any obligations or liabilities that expressly survive termination of this Agreement).

B.   Title Contingency. A condition precedent to Buyer’s obligation to purchase the Property shall be the willingness of the Title Company to issue to Buyer on the Closing Date a standard ALTA form owner’s policy of title insurance policy (“Owner’s Policy”), in the face amount of the Purchase Price, which Owner’s Policy shall show a fee simple estate in the Land to be vested of record in Buyer, subject solely to the following exceptions (the “Permitted Exceptions”): (1) the lien of any real estate taxes and assessments not yet due and payable for the “Current Tax Year” (as defined below) and subsequent periods, provided that the same are prorated in accordance with this Agreement; (2) all matters caused directly or indirectly by Buyer, its agents, employees or contractors; (3) the printed exceptions which appear in the standard form owner’s policy of title insurance issued by the Title Company in Illinois; and (4) any exceptions approved or deemed approved by Buyer pursuant to subparagraph A above. In addition, if a new matter (“New Matter”) affecting the estate in the Land comes into existence after the effective date of the Title Report or the Survey, and Buyer promptly notifies Seller of its disapproval of such New Matter after Buyer’s discovery of same, Seller shall be obligated to remove or cause the Title Company to insure over such New Matter in form reasonably satisfactory to Buyer within the earlier to occur of (I) thirty (30) days from the date of receipt of notice from Buyer with respect to the New Matter and (II) the Closing Date. In the event that Seller does not remove or cause the Title Company to insure over such New Matter within such period, Buyer shall have the right, as Buyer’s sole and exclusive remedy hereunder for such failure, either (a) to terminate this Agreement by written notice to Seller, in which case, the Deposit shall be returned to Buyer, this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other, or (b) to waive the foregoing right of termination and all other rights and remedies on account of such New Matter and to close the transaction contemplated by this Agreement.

5.   Due Diligence Contingency.

A.   Property Documents. Seller has heretofore provided Buyer with copies of or access to the information (the “Property Documents”) described in Exhibit D attached hereto. Subject to the terms of the Tenant Leases, Seller shall provide Buyer with reasonable access to the Property during regular business hours upon not less than twenty-four (24) hours notice. Seller, upon reasonable advance notice, shall also make available to Buyer for its inspection and photocopying during regular business hours such Property Documents which were not delivered to Buyer but are in the possession of Seller or the manager (the “Manager”) of the Property. Seller shall have no obligation to deliver to Buyer any of the following confidential and proprietary materials: (1) information contained in Seller’s credit reports, credit authorizations, credit for financial analyses or projections, steering committee sheets, account summaries or other internal documents relating to the Property, including any valuation documents and the book value of the Property; (2) material which is subject to attorney client privilege or which is attorney work product; (3) appraisal reports or letters; (4) financials of Seller or any affiliate of Seller; or (5) material which Seller is legally required not to disclose.

B.   Due Diligence Period. Commencing on the Effective Date and continuing until 5:00 p.m. Central Time on October 31, 2002 (the “Due Diligence Period”), Buyer shall in good faith diligently perform and complete, at its sole expense, its due diligence review, examination and inspection of all matters pertaining to its acquisition of the Property, including the Tenant Leases, Intangible Property, and all financial, physical, environmental and compliance matters, entitlements and other conditions respecting the Property.

C.   Conduct of Due Diligence. Buyer shall at all times conduct such due diligence in compliance with applicable laws and the terms of the Tenant Leases, and in a manner so as to not cause damage, loss, cost or expense to Seller, the Property or the tenants of the Property (and without interfering with or disturbing any tenant at the Property). In no event shall Buyer contact any tenant of the Property nor shall Buyer contact any governmental authority having jurisdiction over the Property without Seller’s express written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall provide Seller with certificates evidencing the comprehensive general liability insurance policies which shall be maintained by Buyer and each consultant which Buyer will have present on the Property in connection with its investigations upon the Property prior to the date of entry upon the Property, with the limits, coverage and insurer under such policies being reasonably satisfactory to Seller. Without limitation on the foregoing, Buyer must maintain commercial general liability insurance, in an amount not less than $1,000,000 combined limits for any injuries, deaths or property damage sustained as a result of any one accident or occurrence, (ii) worker’s compensation insurance at statutory limits, and (iii) employer’s liability insurance in an amount not less than $1,000,000 for each accident, disease per employee and disease policy limit. The commercial general liability insurance shall name each of Seller and its agents as additional insured. Any representative of Buyer which conducts environmental inspections of the Property shall also provide evidence of environmental liability insurance of not less than $1,000,000. In addition, Buyer and Buyer’s representatives waive any claims against Seller and Seller’s employees and agents for any injury to persons or damage to property arising out of any inspections or physical testing of the Property, including any damage to the tools and equipment of Buyer and Buyer’s representatives, all of which shall be brought on the Property at the sole risk and responsibility of Buyer and Buyer’s representatives. Buyer shall conduct its investigations, reviews and examinations of the Property solely during business hours (unless otherwise approved in writing by Seller) and upon at least twenty four (24) hours prior written notice to Seller, and Seller shall have the right, at its option, to cause a representative of Seller to be present at all such inspections, reviews and examinations. Buyer’s right to enter hereunder shall terminate upon the termination of this Agreement. Buyer shall keep all information or data received or discovered in connection with such due diligence strictly confidential in accordance with Paragraph 11F (except as disclosure thereof is required by law or is required to be made to third parties in connection with Buyer’s good faith due diligence investigations of the Property, including its lawyers, accountants, advisors and consultants, in connection with Buyer’s purchase of the Property). The obligation of confidentiality by Buyer and its agents and representatives as set forth above shall not apply to any data and information with respect to the Property which is a matter of public record. Any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings or the like) shall be conducted by Buyer only after obtaining Seller’s prior written consent to such testing, which consent shall not be unreasonably withheld or delayed, but which may be conditioned upon, among other things, Seller’s approval of the following: (a) the contractor who will be conducting such testing; (b) such contractor’s insurance coverage as provided above; (c) the scope and nature of the testing to be performed by such contractor; and (d) the written agreement by such contractor to be bound by the confidentiality provisions of Paragraph 11F. Upon the completion of any inspection or test, Buyer shall promptly restore the Property to its condition prior to such inspection or test. Buyer shall keep the Property free and clear of any liens and will indemnify, protect, defend, and hold Seller, its officers, employees, agents, independent contractors and such other parties in interest as Seller may reasonably require, harmless from and against all claims (including any claim for damage to property or injury to or death of any persons), liabilities, obligations, liens or encumbrances, losses, damages, costs or expenses, including reasonable attorney’s fees, whether or not legal proceedings are instituted or asserted against Seller or the Property as a result of, or in any way arising from, any entry onto the Property by Buyer, its agents, employees or representatives.

D.   Buyer’s Election Not to Proceed. If, based upon such reviews, examinations or inspections, Buyer determines that it does not intend to acquire the Property and Buyer does not provide Seller and the Title Company with written notice of its determination to proceed with the transaction prior to the expiration of the Due Diligence Period (the “Determination Notice”), then the Deposit shall be returned to Buyer, this Agreement shall be of no further force or effect, and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). If Buyer does not deliver the Determination Notice to Seller and the Title Company prior to the expiration of the Due Diligence Period, this Agreement shall terminate as of the expiration of the Due Diligence Period, the Deposit shall be refunded to Buyer, and the parties shall have no further rights or obligations hereunder, except for the rights and obligations that expressly survive a termination of this Agreement.

6.   Closing. The sale and purchase herein provided shall be consummated through the mail or courier with all deliveries required hereunder (other than the Closing Payment, which shall be delivered in accordance with Paragraph 3B) being made to Chicago Title on or before 10:00 a.m. Central Time on the Closing Date. The Title Company shall coordinate all closing and escrow arrangements with Chicago Title, and Chicago Title shall administer the funds and documents necessary for Closing pursuant to a closing escrow agreement (the “Closing Escrow Agreement”) duly executed and delivered by Seller, Buyer, Title Company and Chicago Title. Buyer acknowledges and agrees that the Closing Date is of extreme importance to Seller as the Purchase Price is needed by Seller on the Closing Date in order to satisfy certain obligations of Seller and its affiliates, and that Buyer’s covenant to close the transaction contemplated by this Agreement on the Closing Date constitutes a material inducement to the entry by Seller into this Agreement.

A.   Escrow.

            (1)   By Seller. On or before 10:00 a.m. Central Time on the Closing Date, Seller shall deliver to Chicago Title, pursuant to the Closing Escrow Agreement, the following: (a) a duly executed and acknowledged special warranty deed covering the Land and the Improvements in the form of Exhibit E attached hereto (the

“Deed”); (b) four (4) duly executed and acknowledged counterpart originals of the bill of sale, assignment and assumption covering the Personal Property, the Parking Agreement, the Service Contracts (as defined in Paragraph 8A(8), below), the Tenant Leases and Intangible Property, in the form of Exhibit F (the “Bill of Sale, Assignment and Assumption”); (d) a certificate of Seller respecting the “non-foreign” status of Seller in the form of Exhibit G; (e) duly executed counterpart originals of a form of notice to each tenant of the Property in the form of Exhibit H (collectively, the “Notice to Tenants”); (f) to the extent Seller or the manager of the Property has in its possession original counterparts of the Tenant Leases, such original counterparts, and, if Seller or the Property manager do not have original counterparts, copies of Tenant Leases; (g) a closing statement (the “Closing Statement”), dated as of the Closing Date and duly executed by Seller, setting forth, among other things, all payments to and from the closing escrow in connection with the purchase and sale of the Property; (h) transfer tax declarations (“Transfer Declarations”) duly executed by Seller in the form required by applicable governmental authorities; and (i) evidence reasonably satisfactory to the Title Company that all necessary authorizations of the transaction provided herein have been obtained by Seller, and such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transaction contemplated hereby and to issue the Owner’s Policy (provided that the same do not materially decrease Seller’s rights or materially increase Seller’s obligations hereunder).

(2)   By Buyer. Pursuant to the Closing Escrow Agreement, Buyer shall deliver the Closing Payment to Chicago Title by wire transfer of immediately available federal funds on or before 2:00 p.m. Central Time on the Closing Date. On or before 10:00 a.m. Central Time on the Closing Date, Buyer shall deliver to Chicago Title the following: (a) four (4) duly executed and acknowledged counterpart originals of the Bill of Sale, Assignment and Assumption; (b) duly executed counterpart originals of the form of Notice to Tenants; (c) a duly executed counterpart of the Closing Statement; (d) duly executed Transfer Declarations in the form required by applicable governmental authorities; and (e) evidence reasonably satisfactory to the Title Company that all necessary authorizations of the transaction provided herein have been obtained by Buyer, and such other documents and instruments as may be reasonably requested by the Title Company in order to consummate the transaction contemplated hereby and to issue the Owner’s Policy (provided that the same do not materially decrease Buyer’s rights or materially increase Buyer’s obligations hereunder).

B.   Conditions to Closing; Delivery to Parties. The conditions to the closing of such escrow shall be Chicago Title’s receipt of funds and documents described in subparagraph A above and the items to be delivered by third parties as described in the Escrow Agreement. Upon the satisfaction of the above conditions, then Chicago Title shall deliver the items described in subparagraph A above in accordance with the Escrow Agreement and take all other actions authorized by the Escrow Agreement.

C.   Closing Costs. Buyer shall pay (a) the cost of any and all title endorsements to the Owner’s Policy (other than endorsements permitted or required pursuant to Paragraph 4B above); (b) the cost of any of Buyer’s examinations and inspections and audits of the Property, including the cost of any of its appraisals, environmental, physical and financial audits, and, if applicable, all costs associated with any financing to be obtained by Buyer (including any application and commitment fees, and the costs of meeting any lender requirements); (c) the costs and expenses of the escrow arrangements in excess of $1000; (d) the City of Chicago transfer taxes payable in connection with the transaction contemplated by this Agreement; and (e) the Buyer’s Broker Commission (as defined in Paragraph 11A(2)). Seller shall pay (a) the recording fees for any instrument in connection with the release of any existing liens; (b) the costs and expenses of the escrow arrangements up to the amount of $1000; (c) all State of Illinois and Cook County documentary transfer taxes payable in connection with the transaction contemplated by this Agreement; (d) the cost of the Survey; (e) the Seller’s Broker Commission (as defined in Paragraph 11A(2)); (f) the cost of the Owner’s Policy, except for any title endorsements which are Buyer’s obligation to pay; and (g) all recordation costs payable in connection with the transaction contemplated by this Agreement, except release recording fees as set forth below. All other closing costs not specifically allocated herein shall be paid by the parties as is customary in the county in which the Property is located. Seller and Buyer shall each pay their respective (i) legal fees and expenses, (ii) share of prorations (as provided below), and (iii) cost of all opinions, certificates, instruments, documents and papers required to be delivered, or caused to be delivered, by it hereunder and the cost of all its performances under this Agreement.

D. Prorations.

(1) Items to be Prorated. The following shall be prorated between Seller and Buyer as of midnight preceding the Closing Date:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year or other applicable period within which the Closing occurs, to the extent such Taxes are payable to the governmental authorities in advance of the applicable period. With respect to Taxes payable to the governmental authorities in arrears after expiration of the applicable period, and with respect to any portion of the Taxes which are payable by any tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. Upon the Closing Date and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable following the Closing Date. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into at any time or for any reason. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings. All net tax refunds and credits attributable to any period prior to the Closing Date which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants (hereinafter defined in Paragraph 8(A)(5)) under Tenant Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Closing Date shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller, at no out-of-pocket cost to Buyer, in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of this subparagraph, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

(b) Rents. Buyer will receive a credit at Closing for all rents, including estimated payments for operating expenses and real estate taxes, collected by Seller prior to the Closing and allocable to the period after Closing. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, provided, however, because rents payable under the Tenant Leases with the General Services Administration (U.S. Department of the Treasury) (the “Treasury Lease”) and the General Services Administration (U.S. Secret Service) (the “Secret Service Lease”) are payable in arrears, Seller shall receive a credit at Closing for rents payable under the Treasury Lease and the Secret Service Lease for the period from the first day of the month in which Closing occurs up to the Closing Date. Seller shall retain the right to collect any rent due and payable but not paid as of the Closing Date provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer will cooperate with Seller’s efforts after Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to incur any cost or to sue any Tenants or to exercise any legal remedies under the Tenant Leases. Except for rents payable under the Treasury Lease and the Secret Service Lease that are applicable to a period prior to Closing and for which Seller shall receive a credit at Closing, any portion of any rents collected subsequent to the Closing Date, received by Buyer and allocable to periods prior to the Closing Date shall be paid, promptly after receipt, to the Seller, but subject to all of the provisions of this Paragraph hereof; and any portion thereof received by Seller and allocable to periods on or subsequent to the Closing Date shall be paid to Buyer. All payments collected from Tenants after Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Closing. Tenants of the Property may be obligated to pay, as additional rent, certain escalations in or so-called “pass-through obligations” of operating and similar expenses of the Property pursuant to the terms of the Tenant Leases (collectively, “Additional Rents”). As to any Additional Rents that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Tenant Leases after the Closing Date, Seller and Buyer shall “re-prorate” such Additional Rents (including any portions thereof that may be required to be refunded to Tenants) at the time that such estimates are actually adjusted or reconciled pursuant to the terms of such Tenant Leases. Any amounts that may be due Seller as a result of such re-prorations shall be paid by Buyer to Seller promptly after Buyer collects such amounts from the Tenants, and any amounts that may be due the Tenants from Seller as a result of such re-prorations shall be paid by Seller to Buyer promptly after written request therefor is delivered to Seller by Buyer.

(c) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer under the Bill of Sale, Assignment and Assumption) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to and excluding the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period including the Closing Date and each day thereafter (which shall be allocated to Buyer), and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(d) Security Deposits; Prepaid Rents. Prepaid rentals and other tenant charges and Additional Rents for periods after the month in which the Closing Date occurs, and the current balance of the cash security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, if and to the extent that such deposits are in Seller’s actual possession and have not been otherwise applied by Seller to any obligations of any tenants under the Tenant Leases, shall be credited against the Purchase Price, and upon the closing of the transaction contemplated hereby, Buyer shall assume full responsibility for all security deposits to be refunded to the tenants under the Tenant Leases (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable). The Institute of Food Technologists has provided the security deposit required under its Tenant Lease in the form of a letter of credit, and, therefore, Seller will, at Closing, assign its interest in such letter of credit to Buyer. Following Closing, Seller will cooperate with Buyer, at no cost to Buyer, in order to cause Buyer to be named as beneficiary under such letter of credit. Seller’s interest in this letter of credit will be assigned to Buyer, and Buyer will not receive a credit against the Purchase Price for this security deposit.

(e) Leasing Costs.

(i) Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, leasing commissions and attorneys’ fees, previously paid by Seller in connection with any Tenant Lease or modification to an existing Tenant Lease which was entered into after September 20, 2002 and which is approved or deemed approved by Buyer pursuant to Paragraph 8F(3).

(ii) Except as provided in Paragraphs 8F(3)(b) and 8F(3)(c), Buyer shall receive a credit at the Closing for all tenant improvement allowances and leasing commissions with respect to the premises leased as of September 20, 2002 by the Tenants pursuant to the Tenant Leases in effect as of September 20, 2002, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing Date (the “Existing Leasing Costs Credit”). Buyer shall assume the obligation to pay the applicable real estate brokers and tenants the amounts for which Buyer receives a credit pursuant to this subparagraph (ii), which obligation shall survive the Closing.

(2) Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than five (5) days prior to the Closing Date an estimated closing statement which shall set forth the costs payable under Paragraph 6C and the prorations and credits provided for in this Paragraph 6D and elsewhere in this Agreement (including the Additional Rents reconciliation). Other than real estate taxes and assessments, which shall not be the subject of a re-proration, any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subparagraph. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date (except with respect to Additional Rents, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

(3) Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits (it being understood, however, that Seller shall be entitled to a credit at the Closing any utility deposits which it or its predecessors have made prior to the Closing Date, to the extent the same are transferred to Buyer, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to and including the Closing Date, and any utility deposits for which it does not receive a credit hereunder). Accordingly, there will be no prorations for debt service, insurance, utilities (except to the extent provided above for utility deposits) or payroll. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subparagraph (1)(d) above.

(4) Indemnification. Buyer shall indemnify, protect, defend and hold Seller harmless from and against any Claim in any way arising from the matters for which Buyer receives a credit or otherwise assumes responsibility pursuant to this Paragraph 6D or the Bill of Sale, Assignment and Assumption.

(5) Survival. This Paragraph 6D shall survive the Closing Date.

7. Destruction/Condemnation of Property. In the event that all or any portion of the Land or Improvements is damaged or destroyed by any casualty, including an environmental casualty, or by a taking or condemnation under the provisions of eminent domain law after the Effective Date but prior to the Closing Date, Seller shall give Buyer prompt written notice of the same (“Casualty/Condemnation Notice”), but Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing. Seller shall, upon consummation of the transaction herein provided, assign to Buyer all claims of Seller under or pursuant to any casualty insurance coverage, or under the provisions of eminent domain law, as applicable, and all proceeds from any such casualty insurance or condemnation awards received by Seller on account of any such casualty or condemnation, as the case may be (to the extent the same have not been applied by Seller prior to the Closing Date to repair the resulting damage), and there shall be no reduction of the Purchase Price (except that (a) in connection with a casualty covered by insurance, Buyer shall be credited with the lesser of the remaining cost to repair the damage or destruction caused by such casualty or the amount of the deductible under Seller’s casualty insurance policy [except to the extent such deductible was expended by Seller to repair the resulting damage] and (b) in connection with a casualty not covered by insurance, Buyer shall be credited with the remaining cost to repair the damage or destruction caused by such casualty). In the event the cost of repair or restoration of the damage to such improvements on account of such casualty or condemnation shall (a) exceed an amount equal to five percent (5%) of the Purchase Price or (b) give a Major Tenant (as hereinafter defined) the right to terminate its Tenant Lease and such Major Tenant has, prior to the Closing Date, served notice of its intention to terminate its Tenant Lease, either party may, at its option, terminate this Agreement by written notice to the other, given not later than (I) five (5) business days after the delivery of the Casualty/Condemnation Notice or (II) the Closing Date, and the parties shall have no further rights and obligations hereunder except for such rights and obligations as may expressly survive a termination of this Agreement.

8. Representations and Warranties; Certain Covenants.

A. Representations and Warranties of Seller. Seller hereby represents and warrants the following to Buyer:

(1) Authority. As of the date hereof, Seller has all requisite limited liability company power and authority to execute and deliver, and to perform all of its obligations under, this Agreement. Seller is a duly organized and validly existing limited liability company and is qualified to transact business in the State of Illinois.

(2) Due Execution. As of the date hereof, the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Seller.

(3) Enforceability. As of the date hereof, this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.

(4) No Bankruptcy or Dissolution. As of the date hereof, no “Bankruptcy/Dissolution Event” (as defined below) has occurred with respect to Seller. As used herein, a “Bankruptcy/Dissolution Event” means any of the following: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; (c) an assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; (e) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (f) a dissolution or liquidation, death or incapacity.

(5) Tenant Leases. As of the date hereof, except for any leases which may have been approved or are deemed to have been approved by Buyer, the Tenant Leases described in Exhibit I attached hereto constitute all of the leases and/or occupancy agreements entered into by tenants of the Property (“Tenants”) and Seller, as landlord (“Landlord”) with respect to the Property. To the best knowledge of Seller, except as may be set forth in Exhibit I attached hereto, as of the date hereof, Seller has not received any written notice of a material default under any Tenant Lease that remains uncured. To the best knowledge of Seller, except as disclosed in Exhibit I, all brokerage commissions with respect to Tenant Leases have been paid in full or will have been paid in full prior to the Closing Date. To the best knowledge of Seller, the rent roll (the “Rent Roll”) attached as Exhibit I is a true and correct copy of the rent roll produced for Seller by the property manager of the Property. To the best knowledge of Seller, the copies of the Tenant Leases delivered to Buyer are true and correct copies of the Tenant Leases for the Tenants identified on the Rent Roll.

(6) Litigation. To the best knowledge of Seller, except as may be set forth in Exhibit J, as of the date hereof, Seller has received no written notice of any pending action, litigation, condemnation or other proceeding (a “Litigation Claim”) against the Property or against Seller with respect to the Property.

(7) Compliance. To the best knowledge of Seller, as of the date hereof, except as may be set forth in Exhibit J, Seller has received no written notice (a “Violations Notice”) from any governmental authority having jurisdiction over the Property to the effect that the Property is not in compliance with applicable laws and ordinances.

(8) Service Contracts. To the best knowledge of Seller, as of the date hereof, the Service Contracts identified in Exhibit K (the “Service Contracts”) constitute all of the service contracts and equipment leases that are in effect with respect to the Property. To the best knowledge of Seller, the copies of the Service Contracts delivered to Buyer are true and correct copies of the Service Contracts identified in Exhibit J.

(9) Operating Statements. To the best knowledge of Seller, as of the date hereof, the copies of the operating statements delivered or made available to Buyer are true and correct copies of the operating statements prepared by Manager for Seller.

(10) Knowledge. As used in this Agreement, “the best knowledge of Seller,” shall mean the present actual knowledge of James F. DeRose, without any duty to make inquiry and excluding any constructive or imputed knowledge; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on James F. DeRose.

B. Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller:

(1) Authority. Buyer has all requisite power and authority to execute and deliver, and to perform all its obligations under this Agreement.

(2) Due Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Buyer and does not and will not (a) require any consent or approval that has not been obtained or (b) violate any provision of Buyer’s organizational documents.

(3) Enforceability. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.

(4) No Bankruptcy/Dissolution Event. No Bankruptcy/Dissolution Event has occurred with respect to Buyer, or if Buyer is a partnership, any of the general partners in Buyer. Buyer has sufficient capital or net worth to meet its obligations, including payment of the Purchase Price, under this Agreement.

(5) Condition of Property. The Purchase Price reflects Buyer’s underwriting of the costs of any capital improvements or repairs that may be required with respect to the Property.

C. Survival. Any cause of action with respect to a breach of the representations and warranties set forth in subparagraphs A and B above shall survive for a period of six (6) months from the Closing Date, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate.

D. Knowledge as a Defense. Seller shall have no liability with respect to a breach of the representations and warranties set forth in subparagraph A above to the extent that Buyer proceeds with the closing of the transaction contemplated hereby with actual knowledge of such breach or should have known of such breach, through the exercise of reasonable diligence prior to the Closing Date. Without limitation on the foregoing, Seller shall have no liability under subparagraph A above in connection with any representation or warranty to the extent the same is confirmed by a tenant estoppel certificate delivered by a tenant of the Property to Buyer.

E. Certain Limitations. Notwithstanding anything to the contrary in this Agreement and without limitation upon the limitations elsewhere in this Agreement: (1) neither Seller nor Buyer (“Benefiting Party”) shall make a Claim against the other (the “Non-Benefiting Party”) for damages for breach or default of any representation or warranty under this Paragraph 8 or any other breach hereof (except for a breach or default under Paragraph 5 or 11A hereof), unless the amount of such Claim, in the Benefiting Party’s reasonable opinion, exceeds an amount equal to Fifty Thousand Dollars ($50,000); and (2) under no circumstances shall Seller be liable to Buyer on account of this Agreement, any covenant, representation, warranty, or indemnification obligation herein, any document executed in connection with this Agreement or any transaction or matter contemplated hereby, in an aggregate amount in excess of one percent (1%) of the Purchase Price. Nothing in the foregoing provisions of this Paragraph 8E is intended to limit the effect of the remedies provided for in Paragraph 3C with respect to a breach of this Agreement prior to the Closing. In the event of a breach of this Agreement, the Benefiting Party shall not be entitled to recover consequential damages.

F. Certain Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:

(1) Property Maintenance. Seller shall maintain the Property in the same manner as prior hereto pursuant to its normal course of business. If, in connection with its obligation to maintain the Property in the normal course of business, Seller must incur any Extraordinary Capital Expenditures (as defined below) prior to the Closing Date, then the cost of the Extraordinary Capital Expenditures will be shared by Seller and Purchaser as follows: The useful life of the Extraordinary Capital Expenditures will be determined, and Seller and Buyer will be allocated a portion of the cost of the Extraordinary Capital Expenditures based upon the term of the useful life prior to Closing (which shall be allocated to Seller) and the term of the useful life following Closing (which shall be allocated to Buyer). Seller will pay the cost of the Extraordinary Capital Expenditures at the time that such expense must be paid and receive a credit from Buyer at Closing against the Purchase Price in the amount equal to Buyer’s proportionate share, as described above. The term “Extraordinary Capital Expenditures” means capital expenditures that are (a) not planned under or described in the operating or capital budgets of Seller for the Property or (b) not required to be made under any Tenant Leases.

(2) Service Contracts and Agreements. Seller shall not enter into any additional service contracts or other similar agreements affecting the Property without the prior consent of Buyer (not to be unreasonably withheld); provided, however, that

Seller may, without the consent of Buyer, enter into service contracts and agreements which are cancelable on thirty (30) days’ notice without penalty.

(3) Tenant Leases.

(a) Seller shall continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Buyer reasonably informed as to the status of leasing prior to the Closing Date. In the event that Seller enters into any new Tenant Leases or modifications of existing Tenant Leases prior to the expiration of the Due Diligence Period, Seller shall provide Buyer with written notice thereof together with a copy of the new Tenant Lease or amendment of an existing Tenant Lease, as the case may be. If this Agreement is in effect after the expiration of the Due Diligence Period, Seller shall not enter into any new Tenant Leases or material modifications of existing Tenant Leases thereafter without the consent of Buyer (which consent will not be unreasonably withheld or delayed). Buyer shall pay or reimburse Seller on the Closing Date for all leasing costs, including tenant improvement costs and allowances, leasing commissions and reasonable attorneys fees, in connection with any Tenant Lease or modification to an existing Tenant Lease which is entered into after September 20, 2002.

(b) Pursuant to that certain lease (the “Akzo Nobel Lease”) captioned “OFFICE LEASE,” dated as of April 24, 2002, between Seller and Akzo Nobel, Inc., a Delaware corporation (“Akzo Nobel”), as amended by the amendment captioned “FIRST AMENDMENT TO OFFICE LEASE,” dated as of July 25, 2002, between Seller and Akzo Nobel, and that certain agreement (the “Work Agreement”) which is part of the Akzo Nobel Lease and is captioned “WORK AGREEMENT,” dated as of April 24, 2002, between Seller and Akzo Nobel, Seller must pay to Akzo Nobel the Improvement Allowance (as defined in the Work Agreement) in accordance with the terms of Paragraph 2 of the Work Agreement. Some or all of the Improvement Allowance may not have been paid to Akzo Nobel as of the Closing Date. The portion of the Improvement Allowance that has not been paid by Seller to Akzo Nobel as of the Closing Date (the “Unpaid Allowance”) shall be deposited by Seller into escrow with Title Company and disbursed to Akzo Nobel, following Closing, in accordance with the terms of the Work Agreement except that, in accordance with the terms of Paragraph 2A of the Work Agreement, Buyer shall have the right of approval, not to be unreasonably withheld or delayed, to approve any payment of the Improvement Allowance to Akzo Nobel. In accordance with the provisions of Paragraph 2B of the Work Agreement, any unused portion of the Improvement Allowance in excess of $5.00 per rentable square foot of the Premises shall be retained by Seller, and Buyer shall cooperate with Seller in the prompt disbursement of this sum to Seller.

(c) Pursuant to that certain lease (the “Treasury Lease”) captioned “U.S. GOVERNMENT LEASE FOR REAL PROPERTY,” dated as of April 16, 2002, between Seller and the United States of America (the “Treasury Department”), Seller is obligated to construct certain improvements (the “Treasury Improvements”) at the expense of Seller as set forth in the Treasury Lease. Prior to Closing, Seller expects to enter into a construction contract (the “Construction Contract”) pursuant to which the Treasury Improvements will be constructed. Buyer shall have the right to approve the

Construction Contract, and its approval will not be unreasonably withheld or delayed. At Closing, Seller shall deposit into escrow with Title Company an amount (the “Treasury Escrow Funds”) equal to one hundred ten percent (110%) of the cost of the Treasury Improvements. The Cost of the Treasury Improvements will be based on the cost set forth in the Construction Contract, provided, however, if the Construction Contract has not been executed prior to the Closing Date, then the cost of the Treasury Improvements will be estimated by the proposed contractor under the Construction Contract, and the amount of the Treasury Escrow Funds will be based on this estimate. If the Construction Contract has been executed prior to Closing, then, at Closing, Seller shall assign to Buyer all of its right, title and interest in and to the Construction Contract to Buyer, Buyer shall assume all of Seller’s obligations under the Construction Contract, and Seller shall have no further rights or obligations thereunder. Whether or not the Construction Contract has been signed prior to Closing, Seller shall, upon Closing and deposit of the Treasury Escrow Funds into escrow, have no liability for construction of the Treasury Improvements. The Treasury Escrow Funds shall be disbursed by Title Company following Closing in accordance with customary construction escrow disbursement procedures. Any changes in the scope of work constituting the Treasury Improvements that are set forth in the Treasury Lease shall be at Buyer’s expense. Title Company shall disburse to Seller, upon completion of the Treasury Improvements, the difference between the amount of Treasury Escrow Funds and the cost of the Treasury Improvements (as presently described in the Treasury Lease).

(4)    Approval Standard.    All approvals by Buyer under this Paragraph 8F shall not be unreasonably withheld. Without limitation on the foregoing, if Seller delivers a written request to Buyer for Buyer’s approval of any matter for which Buyer’s approval is required under this Paragraph 8F (an “Approval Request”), and Buyer fails to deliver to Seller its written disapproval of such Approval Request within five (5) days after its receipt of such Approval Request, then Buyer shall be deemed to have approved the matter that is the subject of such Approval Request.

(5)    Tenant Estoppels.    Seller shall use good faith efforts to obtain an estoppel certificate, dated no earlier than the Effective Date, from the Tenants under the Tenant Leases, in (a) substantially the form attached hereto as Exhibit L or (b) such form as may be required or permitted under each respective Tenant Lease (each, a “Tenant Estoppel Certificate”), prior to the Closing Date (except in no event shall the receipt of Tenant Estoppel Certificates constitute a condition to Buyer’s obligations under this Agreement, other than as expressly provided in Paragraph 10B(3)). Seller will be deemed to have made “good faith efforts” if a Tenant has, in fact, delivered the requested Tenant Estoppel Certificate or if Seller (a) shall deliver to each Tenant under a Tenant Lease a Tenant Estoppel Certificate, within fifteen (15) days after the expiration of the Due Diligence Period, and (b) shall have made three (3) telephone calls to the representative of each Tenant requesting delivery of same. If, prior to delivery by Seller of the Tenant Estoppel Certificates to Tenants, Buyer presents to Seller a form of estoppel certificate (“Lender Estoppel”) that Buyer’s lender desires to obtain from each Tenant of the Property, then Seller will either (a) incorporate into each Tenant Estoppel Certificate requested from a Tenant the provisions of the Lender Estoppel that are not already contained in the Tenant Estoppel Certificate or (b) deliver to Tenants both the Lender Estoppel and the Tenant Estoppel Certificate. The failure of any Tenant to provide a Lender Estoppel or a Tenant Estoppel Certificate containing the statements set forth in the Lender Estoppel for a Tenant shall not permit Buyer to reject a Tenant Estoppel Certificate, and Seller shall have satisfied the condition set forth in Paragraph 10B(3) to deliver Tenant Estoppel Certificates to Buyer whether or not a Tenant has provided a Tenant Estoppel Certificate containing the terms of a Lender Estoppel. If, prior to delivery of the Tenant Estoppel Certificates to Tenants, Buyer presents to Seller a form of subordination, non-disturbance and attornment agreement (an “SNDA”) that Buyer’s lender desires to obtain from each Tenant of the Property, then Seller will present an SNDA to each Tenant for execution and delivery by such Tenant. The delivery by any Tenant of an SNDA shall not constitute a condition to Closing.

(6)      Notices. Seller shall provided Buyer with copies of all notices of default sent by Seller to Tenants or received by Seller from Tenants of the Property.

(7)      Security Deposits. After the expiration of the Due Diligence Period, Seller shall not apply any Tenant’s security deposit to the obligations set forth in its Tenant Lease unless Seller reasonably expects the Tenant to have vacated its leased premises prior to the Closing Date.

(8)      Insurance. Seller shall not cancel or terminate any insurance coverage presently in effect with respect to the Property.

(9)      Performance of Obligations. Seller shall diligently endeavor to perform all of its obligations under the Tenant Leases and Service Contracts.

(10)    Rent Roll. From time to time as requested by Buyer, Seller shall deliver to Buyer a Rent Roll for the Property prepared as of the end of the most-recently expired calendar month.

9.    DISCLAIMER AND RELEASE. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:

A.    DISCLAIMER.

(1)    AS-IS, WHERE-IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN PARAGRAPH 8A OR IN THE DEED, THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS AND THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER.

(2)    SOPHISTICATION OF BUYER. BUYER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT BUYER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN PARAGRAPH 8A OR IN THE DEED).

(3)    PASSIVE OWNER. SELLER HAS DELEGATED THE DAY-TO-DAY MANAGEMENT OF THE PROPERTY TO MANAGER.

(4)    DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT PROVIDED IN PARAGRAPH 8A AND IN THE DEED). SELLER SHALL NOT BE LIABLE FOR ANY NEGLIGENT MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER, MANAGER, OR BY ANY REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF (COLLECTIVELY, “SELLER RELATED PARTIES”).

(5)    PROPERTY NAME. BUYER ACKNOWLEDGES THAT SELLER DOES NOT HAVE EXCLUSIVE RIGHTS TO USE THE NAME “CONGRESS CENTER” AND THAT SELLER HAS NOT REGISTERED THIS NAME IN ANY MANNER.

B.        RELEASE. BUYER AND ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (A “BUYER RELATED PARTY”) HEREBY AGREES THAT, AS OF THE CLOSING, SELLER AND EACH OF ITS PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, ASSET MANAGERS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLE ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR

INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (I) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, (II) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO ANY PROPERTY, (III) ANY AND ALL MATTERS RELATED TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE PROPERTY AND EACH PART THEREOF, AND (IV) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY; PROVIDED, HOWEVER IN NO EVENT SHALL RELEASEES BE RELEASED FROM CLAIMS ARISING WITH RESPECT TO SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED IN PARAGRAPH 8. BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH CLAIMS DESCRIBED ABOVE. IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES, REPRESENTS AND WARRANTS THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER. SELLER HAS GIVEN BUYER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR BUYER AGREEING TO THE PROVISIONS OF THIS SECTION. BUYER HAS INITIALED THIS PARAGRAPH 9 TO FURTHER INDICATE ITS AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

C.  SURVIVAL. THIS PARAGRAPH 9 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING DATE AND SHALL NOT

BE DEEMED TO HAVE MERGED INTO ANY OF THE DOCUMENTS EXECUTED OR DELIVERED AT CLOSING. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OR WARRANTIES CONTAINED HEREIN ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

        INITIALS OF BUYER

10.  Conditions to Closing.

        A.  Seller’s Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Seller’s obligations to perform its undertakings provided in this Agreement (including its obligation to sell the Property) are conditioned on the following:

              (1)  Performance by Buyer. The due performance by Buyer of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Seller of the items specified to be delivered by Buyer in Paragraph 6 hereof).

              (2)  No Bankruptcy or Dissolution. That at no time on or before the Closing Date shall any Bankruptcy/Dissolution Event have occurred with respect to Buyer, and if Buyer is a partnership, any general partners of Buyer.

              (3)  Representations and Warranties. The representations and warranties set forth in Paragraph 8B must be true and correct as of the Closing Date.

        B.  Buyer’s Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Buyer’s obligations to perform its undertakings provided in this Agreement (including its obligation to purchase the Property) are conditioned on the following:

              (1)  Performance by Seller. The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder (including the delivery to Buyer of the items specified to be delivered by Seller in Paragraph 6).

              (2)  No Bankruptcy or Dissolution. That at no time on or before the Closing Date shall (a) a Bankruptcy/Dissolution Event have occurred with respect to Seller, or (b) an Event of Default (as defined in any Tenant Lease for a Major Tenant except for the Treasury Lease and the Secret Service Lease) have occurred with respect to a Major Tenant of the Property (other than the United States Secret Service or the United States Department of the Treasury), or (c) a default following the expiration of applicable grace or notice and cure periods have occurred under the Treasury Lease or the Secret Service Lease.

              (3)  Estoppel Certificates. Buyer shall have received prior to the Closing Date the Tenant Estoppel Certificates from (i) Akzo Nobel Inc., North American Company for Life and Health Insurance, Employers Reinsurance Corporation, General

Services Administration (U.S. Department of the Treasury), General Services Administration (U.S. Secret Service) (the “Major Tenants”), and (ii) not less than seventy-five percent (75%) of the Tenants of the Property, exclusive of the Major Tenants, calculated on the basis of the gross leasable area of the Improvements that is leased by tenants of the Property as of the Effective Date. If for any reason the condition set forth in this subparagraph (3) is not satisfied as of the Closing Date, then Seller at its option may elect to either (i) terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Agreement, or (ii) deliver to Buyer on the Closing Date, for any Tenant other than a Major Tenant, a certificate or certificates (each a “Seller Tenant Certificate”) substantially in the form of Exhibit L (or, if applicable, in the form, if any, prescribed in the applicable Lease) executed by Seller, certifying that the information set forth in the Seller Tenant Certificate prepared for any Tenant that has failed to deliver a Tenant Estoppel Certificate (other than a Major Tenant), to Seller’s knowledge, is correct in all material respects, and in such event, Seller shall be deemed to have delivered a Tenant Estoppel Certificate with respect to such Tenant for purposes of satisfying the condition under this subparagraph (3). Any Seller Tenant Certificate shall be subject to the limitations set forth in Paragraphs 8C, 8D, 8E and 11B. In addition, Seller shall be released from any liability with respect to any Seller Tenant Certificate upon the delivery to Buyer of a Tenant Estoppel Certificate from the tenant for which Seller has delivered such Seller Tenant Certificate (but only to the extent such Tenant Estoppel Certificate is consistent with such Seller Tenant Certificate).

              (4)  Representations and Warranties.

(a)  The representations and warranties set forth in sections (1) through (5) of Paragraph 8A must be true and correct as of the Closing Date. The representation and warranty set forth in section (8) of Paragraph 8A must, subject to the provisions of Paragraph 8F(2), be true and correct as of the Closing Date.

(b)  Notwithstanding the fact that the representation and warranty set forth in section (6) of Paragraph 8A need not be true and correct as of the Closing Date, if, prior to Closing, Seller has received any written notice of a Litigation Claim and the Litigation Claim is not attributable to the acts or omissions of Buyer, then Seller shall defend, indemnify and hold Buyer harmless from all loss, cost, damage and expense attributable to such Litigation Claim.

(c)  Notwithstanding the fact that the representation and warranty set forth in section (7) of Paragraph 8A need not be true and correct as of the Closing Date, if, prior to Closing, Seller has received a Violations Notice and the conditions set forth in the Violations Notice have not been corrected prior to the Closing Date, then Seller shall provide notice to Buyer of the Violations Notice, and (i) if the Violations Notice pertains to a Material Violation (as defined below), Buyer shall have the right, at its option, to terminate this Agreement by written notice to Seller, given prior to the earlier of (i) five (5) business days after the delivery of the Violations Notice or (ii) the Closing Date, and the parties shall have no further rights and obligations hereunder except for such rights and obligations as may expressly survive a termination of this Agreement, and (ii) if the

Violations Notice pertains to an Immaterial Violation (as defined below), then Seller shall, at its sole cost and expense, cure the conditions set forth in the Violations Notice as soon as practicable after Closing. If Buyer does not elect to terminate this Agreement on account of a Material Violation, or if the Violations Notice pertains to an Immaterial Violation, then Seller shall correct the conditions set forth in the Violations Notice as soon as practicable after Closing, and, at Closing, Seller shall deposit into escrow with the Title Company the amount necessary to cure such Material Violation, as reasonably estimated by a reputable contractor or professional engineer selected by Seller and reasonably satisfactory to Buyer. The term “Material Violation” means a condition causing the Property to fail to comply with applicable laws or ordinances, the cost of which to cure is reasonably estimated to exceed Two Hundred Fifty Thousand Dollars ($250,000) or the time that it is estimated to take to cure such condition is reasonably estimated to exceed three (3) months. The term “Immaterial Violation” means any Violations Notice that does not constitute a Material Violation.

11.    Miscellaneous.

  A.     Brokerage Issues.

(1)  Generally. Except as provided in subparagraph (2) below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Se ller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker’s or finder’s fee or commissions in connection herewith, then Seller shall indemnify, protect, defend and hold Buyer harmless from a nd against the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.

(2)   Broker’s Commission. CB Richard Ellis, Inc. (“Seller’s Broker”) has been engaged by Seller in connection with the transaction contemplated by this Agreement, and without limitation on the foregoing provisions of this Paragraph, if and only if the transaction contemplated hereby shall close in accordance with the terms of this Agreement, Seller shall pay Seller’s Broker the commission (the “Seller’s Broker Commission”) pursuant to a separate agreement between Seller and Seller’s Broker. Triple Net Properties Realty, Inc., a California corporation (“Buyer’s Broker”) has been engaged by Buyer in connection with the transaction contemplated by this Agreement, and without limitation on the foregoing provisions of this Paragraph, if and only if the transaction contemplated hereby shall close in accordance with the terms of this Agreement, Buyer shall pay Buyer’s Broker a commission (the “Buyer’s Broker Commission”) in the amount of Two Million Dollars ($2,000,000). Buyer’s Broker is being asked to execute a Joinder attached to this Agreement. However, it is expressly understood by Buyer and Seller that execution of a Joinder by Buyer’s Broker is not a condition to the validity of this Agreement between Buyer and Seller, and Buyer’s Broker shall not, under any circumstances, be deemed a third party beneficiary of this Agreement.

B.   Limitation of Liability. No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s interest in the Property for the payment of any claim or for any performance, and Buyer hereby waives any and all such personal liability. For purposes of this subparagraph B, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller. The limitations of liability contained in this Paragraph shall survive the termination of this Agreement or the Closing Date, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

C.   Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, Buyer may assign its interest in this Agreement without the consent of Seller to one or more entities (each, an “Affiliate,” and collectively, “Affiliates”) that are limited liability companies for which Buyer is the non-member manager or to a single-purpose bankruptcy remote entity which is controlled by an Affiliate (in either of which events such transferee shall assume in writing all of the transferor’s obligations hereunder, but Buyer shall not be released from its obligations hereunder). As used herein, “controlled by Affiliate” with respect to an entity means that Affiliate: (1) has the sole ability to direct the management, policies and operation of such entity, directly or indirectly, through voting securities or otherwise; and (2) Affiliate owns more than fifty percent (50%) of the direct or indirect ownership interests in such entity. Any change in control or majority ownership of Buyer or Affiliate constitutes an assignment for purposes of this subparagraph. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. In addition, neither Buyer nor Affiliate shall not re-sell the Property or assign its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) through a “double escrow” or other similar mechanism without Seller’s prior written consent. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

D.   Notices. Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable overnight courier service regularly providing evidence of delivery (with charges paid by the party sending the notice); or (4) by telecopy, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3)

above. Any such notice shall be addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Buyer:

Triple Net Properties, LLC
1551 North Tustin Avenue
Suite 650
Santa Ana, California 92705
Attention: Mr. Anthony W. Thompson
Telephone: 714-667-8252
Telecopier: 714-667-0611

With Copy To:

Hirschler Fleischer
The Federal Reserve Bank Building
701 East Byrd Street
Richmond, Virginia 23219
Attention: Louis J. Rogers, Esq.
Telephone: 804-771-9567
Telecopier: 804-644-0957

To Seller:

c/o Oaktree Capital Management, LLC
34th Floor
1301 Avenue of the Americas
New York, New York 10019
Attention: Mr. Philip A. Hofmann and Stephanie Schulman, Esq.
Telephone: 212-284-1902
Telecopy: 212-284-1905

With Copy To:

Pircher, Nichols & Meeks
900 North Michigan Avenue
Suite 1050
Chicago, Illinois 60611
Attention: Real Estate Notices (EJML)
Telephone: (312) 915-3113
Telecopier: (312) 915-3348

To Title Company:

Near North National Title Company
222 North LaSalle Street
Chicago, Illinois 60601
Attention: Mr. Dennis Kasper
Telephone: (312) 419-3900
Telecopier: (312) 419-0569

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon actual receipt of the same by the party to whom the same is to be given. Notices may be given by facsimile transmission and shall be deemed given upon the actual receipt of the same by the individual to which they are addressed, and shall be promptly followed by a hard copy notice by mail as provided above. The attorneys for any party hereto shall be entitled to provide any notice that a party desires to give or is required to give hereunder.

E.  Legal Costs. In the event any action be instituted by a party to enforce this Agreement, the prevailing party in such action (as determined by the court, agency or other authority before which such suit or proceeding is commenced), shall be entitled to such reasonable attorneys’ fees, costs and expenses as may be fixed by the decision maker. The foregoing includes, but is not limited to, reasonable attorneys’ fees, expenses and costs of investigation incurred in (1) appellate proceedings; (2) in any post-judgement proceedings to collect or enforce the judgement; (3) establishing the right to indemnification; and (4) any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. This provision is separate and several and shall survive the consummation of the transaction contemplated by Agreement or the earlier termination of this Agreement.

F.  Confidentiality. The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the information discovered by Buyer and its agents in connection with its due diligence investigation of the Property shall remain confidential and shall not be disclosed by either party hereto without the written consent of the other except (1) to such party’s directors, officers, partners, members, employees, legal counsel, accountants, engineers, lenders, architects, financial advisors and similar professionals and consultants to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such party shall inform each of the foregoing parties of such party’s obligations under this Paragraph and shall secure the agreement of such parties to be bound by the terms hereof); or (2) as otherwise required by law or regulation. Each party shall indemnify, defend and hold the other party harmless from and against any Claims arising from a breach by it of this Paragraph. The restrictions in this Paragraph shall survive a termination of this Agreement but shall terminate upon the purchase of the Property by Buyer.

G.  Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement. This Paragraph 11G shall survive the Closing.

H.  Matters of Construction.

      (1)  Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

      (2)  Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters except the Escrow Agreement.

      (3)  Time of the Essence. Subject to subparagraph (4) below, time is of the essence of this Agreement.

      (4)  Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday, federal holiday or day on which banks are closed for business in the States of Illinois or California.

      (5)  Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

      (6)  Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words “including”, “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner. The captions and headings of the Paragraphs of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Paragraph references in this Agreement shall be deemed to refer to the Exhibits and Paragraphs in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel; (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against Seller or

Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

      (7)  No Waiver. Waiver by one party of the performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be deemed to be a waiver by such party of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by such party while the other party continues to be so in default.

      (8)  Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.

      (9)  Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE JURISDICTION WHERE THE LAND IS LOCATED (WITHOUT REGARD TO CONFLICTS OF LAW).

      (10)  Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party (express or implied), and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

      (11)  Amendments. This Agreement may be amended by written agreement of amendment executed by all parties, but not otherwise.

      (12)  Survival. Unless otherwise expressly provided for in this Agreement, the representations, warranties, covenants and conditions of the parties set forth in this Agreement shall not survive the consummation of the transaction contemplated by this Agreement and the delivery and recordation of the Deed. Notwithstanding the foregoing (a) all indemnification obligations in this Agreement shall survive the closing of the transaction on the Closing Date; and (b) the indemnification obligations set forth in Paragraphs 5 and 11A and 11F shall survive the termination of this Agreement.

I.  Back-Up Offers. Seller reserves the right, prior to the Closing Date, to solicit, consider, negotiate and accept one or more offers by third parties to purchase the Property from Seller (and to enter into purchase contracts with such third parties to that end); provided that the rights or any such third party to purchase the Property shall not be effective until after the termination of this Agreement in accordance with its terms.

J.  Buyer’s Delivery of Certain Information. Buyer shall promptly inform Seller of all material defects in any aspect of the Property discovered by Buyer in connection with its investigations provided for in Paragraph 5, and Buyer shall provide

Seller with such supporting information regarding such material defects in its possession as Seller shall reasonably request. In the event the transaction contemplated hereby shall fail to close for any reason other than a default by Seller hereunder, Buyer shall, at its expense, promptly deliver to Seller true, accurate and complete copies of any written information concerning the Property prepared on behalf of Buyer in connection with its investigations hereunder (including any reports, audits and appraisals prepared by any third parties but excluding any reports or analyses prepared by Buyer). Seller shall not hold Buyer responsible for the accuracy of any information prepared by third parties which is delivered to Seller in connection with this Paragraph.

K.  Post Closing Access. For a period of six (6) months subsequent to the Closing Date, Seller and its employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Buyer by Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Buyer, and shall have the right to make copies of such documents, books and records at Seller’s expense.

L.  Indemnification Obligations. The indemnification obligations under this Agreement shall be subject to the following provisions:

      (1)  The party seeking indemnification (“Indemnitee”) shall notify the other party (“Indemnitor”) of any Claim against Indemnitee within forty-five (45) days after it has notice of such Claim, but failure to notify Indemnitor shall in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel approved by Indemnitee), within thirty (30) days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may settle such Claim, and Indemnitor’s liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by Indemnitee in effecting such settlement. Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (a) the employment of such counsel shall have been authorized in writing by Indemnitor in connection with the defense of such action, (b) Indemnitor shall not have employed counsel to direct the defense of such action, or (c) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by Indemnitor.

        (2)  The indemnification obligations under this Agreement shall cover the costs and expenses of Indemnitee, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the matters covered by such indemnities.

        (3)  The indemnification obligations under this Agreement shall also extend to any present or future advisor, trustee, director, officer, partner, member,

manager, employee, beneficiary, shareholder, participant or agent of or in Indemnitee or any entity now or hereafter having a direct or indirect ownership interest in Indemnitee.

M.  Jurisdiction; Venue. Each party hereby consents to the exclusive jurisdiction of any state or federal court located within the jurisdiction where the Land is located, waives personal service of any and all process upon it, consents to service of process by registered mail directed to each party at the address for notices herein, and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused). Each party further consents and agrees that venue of any action instituted under this Agreement shall be proper solely in the jurisdiction where the Land is located, and hereby waives any objection to such venue.

N.  Waiver of Trial by Jury. The parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

O.  No Recordation. In no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement be recorded without the consent of Seller.

P.  Post-Closing Disclosure Cooperation. If Buyer assigns its interest in this Agreement to a publicly registered company (the “Registered Company”) that acquires title to the Property at Closing, and the Registered Company must file certain information with the United States Securities and Exchange Commission (“SEC”) that relates to the period of time prior to Closing, then Seller will in good faith cooperate to provide the Registered Company with such information as may, in the opinion of counsel to the Registered Company, be necessary for the Registered Company to make the required filings with the SEC.

Q.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement had executed the same counterpart.

THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION IS NOT INTENDED TO NOR SHALL CONSTITUTE AN OFFER TO SELL, OR A RESERVATION OF, OR OPTION OR PROPOSAL OF ANY KIND FOR THE PURCHASE OF THE PROPERTY. IN NO EVENT SHALL ANY DRAFT OF THIS AGREEMENT CREATE ANY OBLIGATION OR LIABILITY, IT BEING UNDERSTOOD THAT THIS AGREEMENT SHALL BE EFFECTIVE AND BINDING ONLY WHEN A COUNTERPART HEREOF HAS BEEN EXECUTED AND DELIVERED BY EACH PARTY HERETO AND THE DEPOSIT IS DELIVERED TO THE TITLE COMPANY.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

CONGRESS CENTER, L.L.C.
a Delaware limited liability company

By:	Congress Chicago Holdings, L.L.C. a Delaware limited liability company, its Managing Member

By: Oaktree Capital Management LLC, a California limited liability company its Manager

By: /s/ Russel S. Bernard
Name: RUSSEL S. BERNARD
Title: PRINCIPAL

By: /s/ Philip A. Hofmann
Name: PHILIP A. HOFMANN
Title: SR. VICE PRESIDENT

BUYER:

TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company

By:
Name:	Anthony W. Thompson
Title:	President

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